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                                                                    Exhibit 23.2


                         Independent Auditors' Consent


The Board of Directors
Change Technology Partners, Inc.:


We consent to the use of our report, dated March 27, 2003, except for the reclassification and presentation of the discontinued operations of Papke Textor, Inc., as discussed in Note 3, as to which the date is November 14, 2003, with respect to the consolidated balance sheets of Change Technology Partners, Inc. as of December 31, 2002 and 2001 and the related consolidated statements of operations, stockholders' equity and redeemable preferred stock, and cash flows for each of the years in the three-year period ended December 31, 2002 included herein. Our report contains an explanatory paragraph that states that the Company adopted a plan of liquidation and dissolution which raises substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty. Our report also contains an explanatory paragraph that refers to the Company's change in its method of accounting for goodwill and other intangibles. In addition, we consent to the reference to our firm under the heading "Experts" in the Registration Statement.


(signed) KPMG LLP


New York, New York
January 8, 2004